Exhibit 99.1



                    MID PENN BANCORP, INC. DECLARES DIVIDEND
                       AND REPORTS SECOND QUARTER EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, has declared a quarterly cash dividend of 20 cents per share, payable Monday, August 23, 2004, to shareholders of record Wednesday, August 11, 2004. Based on its current market price of $29.55, Mid Penn Bancorp, Inc. stock currently returns a dividend yield of 2.7%.

         Mid Penn Bancorp, Inc. also announced earnings for the first half of 2004 of $2,059,000 compared to $2,319,000 earned in the first half of 2003. Earnings per share were $.65 per share for the first six months of 2004 compared to $.73 per share for the same period of 2003. The return on equity was 11.8%.

         Net income for the second quarter of 2004 amounted to $973,000, or $.30 per share, compared to $1,267,000, or $.40 per share, in the same period of 2003. Mid Penn Bank booked a provision for possible loan losses of $425,000 during the quarter compared to no provision expense during the second quarter of 2003. The reasons for the large provision include the increased loan growth during the quarter as well as the recognized impairment of a commercial real estate loan.

         Total assets at the end of the second quarter of 2004 were approximately $399 million, versus $362 million the prior year, an increase of 10%. Total loans of $262 million increased by $42 million or 19.7% at June 30, 2004, compared to the prior year. Total deposits as of the same date were $303 million compared to $275 million the prior year, an increase of 10%.

         On June 14, 2004, Mid Penn Bank consummated the purchase of approximately $2.5 million in loans and the assumption of $7.2 million in deposits from the Dauphin Office of Vartan National Bank.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates eleven offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.